Exhibit 4.48
Purchase Contract

Contract No.: CG12008209
Signing Place: Jiangning District, Nanjing
Signing Date: 16-6-2008
The Seller: CEEG (Nanjing) Semiconductor Material Co., Ltd.	The Buyer: China Sunergy (Nanjing) Co., Ltd.
Address: No. 6 Shuige Road, Jiangning Economy and Technology Development Zone, Nanjing	Address: No. 123 West Focheng Road, Jiangning Economy and Technology Development Zone, Nanjing
Postal code: 211100	Postal code: 211100
Legal representative: Gao Zhengfei	Legal representative: Lu Tingxiu
Authorized agent:	Contact:
Tel: 025-52095976	Tel: 025-52766620
Fax: 025-52095953	Fax: 025-52766882

Through amicable consultation and in accordance with the Contract Law of the People’s Republic of China, the two parties hereof have agreed to enter into the following contractual terms in connection with the purchase of the following goods for mutual compliance and performance.

1. Product name, specification, type, quantity and amount
No.	Product name	Specification & model	Unit	Quantity.	Unit price	Total price	Remarks
1.	Monocrystalline silicon wafer	125	Piece	200,000	57	11,400,000
	Total amount (in words) (including 17% value-added tax): Say RMB eleven million, four hundred thousand only; in figures: RMB11,400,000

2. Quality standard of silicon wafers
Appearance and electric performance: Conductivity type: P (doped element of boron); crystal orientation: <100>±3o; resistivity: 0.5~1, 1~3 and 3~6 Ω.cm; resistivity nonuniformity of single wafer (RRV) <25%; square size: 125±0.5 mm; diagonal length: 150±1 mm; arc length 27.5~30.80 mm; thickness: 200 ±20 μm; (TTV≤ 30 μm); square wafer angle: 90±0.5°; bending degree ≤ 40 μm; surface tool mark<10 μm; free of recess, perforation and stain; the edge collapse: ≤ one third of the side thickness, with the length <0.5 mm and the width towards inside surface < 0.2 mm, on each wafer are not more than two pieces.

Electronic performance: working life＞10 μs; carbon content＜5*1016 and oxygen content＜1*1018..

It is difficult to analyze and test impurities content and wafer’s working life and is impossible to test all performance of each wafer. Therefore, the Buyer will conduct inspection on the silicon wafers purchased by sampling inspection and qualification test through preproduction.

•
For the sampling inspection, the acceptance and inspection of  silicon wafers are conducted under the regulations of GB/T 2828. 1-2003 and GB/T 2829-2002, and the samples are tested once only. The acceptance and inspection items, testing level and acceptable quality level should be carried out according to the stipulations in the table below. The order of the testing items is not regulated.

	Testing item	Testing level	Acceptable quality level (AQL) %
	Type	II	0.25
	Resistivity		1
	Thickness allowance		1
	Gross thickness change		1
	Camber		1
Surface quality	Cantilever		0.4
	Edge collapse		0.4
	Incision		0.4
	Piezoglypt		0.4
	Corner broken		0.4

•
For the qualification test through preproduction, 10% of the silicon wafers (purchased as qualified products ) shall be evenly taken out and preproduced after technology optimization.  If the average conversion rate exceeds 15.00%, it means that the silicon wafers delivered hereunder meet the requirements.

3. Terms and time of payment
3.1 The Buyer shall pay all the payment for goods to the account of the Seller within one week after effectiveness of Contract.
3.2 The Seller shall be responsible for providing the Buyer with full-amount invoice of the 17% value-added tax (VAT) within five days after delivery of goods. If the Seller fails to provide VAT invoice within thirty days or the Buyer suffers tax loss due to the Seller, the losses shall be borne by the Seller.

4. Packing, transportation and insurance of goods
4.1 Packing shall meet the transportation requirements of the solar-grade monocrystalline silicon wafers. Any loss arising from improper packing shall be borne by the Seller.
4.2 The Seller shall be responsible for transportation, and cover the freight and insurance premium.

5. Term and place of delivery
5.1 Term of delivery: The Seller shall delivery the goods on the day after receipt of payment.
5.2 Place of delivery: Both parties agree that the place of delivery shall be the Buyer’s factory.

6. Quality inspection and objection
In case of any quality defect, the Buyer shall complete inspection in accordance with standards stipulated hereunder and claim within one month of the arrival of the goods at the Buyer’s warehouse. The Seller shall reply within seven days upon receipt of written notice on quality objection. If the Seller fails to reply within seven days, it shall be deemed that the Buyer’s objection has been accepted by the Seller.

7. Reasonable Consumption Standard and Calculation
It shall be subject to the actual quantity of goods received  at the Buyer’s location.

8. Liabilities for breach
8.1  Within the quality inspection period, if the type, specifications and technology parameters of the products delivered by the Seller do not conform to that is agreed herein, the Buyer shall be entitled to payment refund, replacing of quality goods or price reduction according to the specific situation of the products. The Seller shall reply within three days after receiving the Buyer’s written disposal opinion, otherwise it shall be deemed to consent to  the Buyer’s disposal opinion.
8.2 If the Seller delays the delivery, the Seller shall pay to the Buyer a default penalty of 0.05% of the total value of the delayed goods per day.

8.3 It shall be deemed as failure of delivery if the Seller fails to deliver goods within seven working days after the due time, and the Buyer shall be entitled to notify the Seller to terminate this Contract. This Contract shall be terminated upon the arrival of the written notice to the Seller. The Seller shall return the amount paid by the Buyer within three days after receiving Buyer’s written notice for contract termination and compensated for the relevant losses suffered by the Buyer. Both parties agree that the default penalty shall be 20% of the amount of this Contract.

9. Transfer
Neither party may transfer all or part of the rights and obligations hereunder without written consent of the other party.

10. Confidentiality
The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

11. Force majeure
If any party is unable to perform the contract due to any force majeure event, the affected party shall notify the other party within seven days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within fifteen days upon the end of such events and could be partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities.

12. Integrity Assurance
12.1 It shall be viewed as damage to the Buyer’s interest if the Seller and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the Buyer, or if the Seller and its staff conduct carries out a transaction similar to this Contract, in the name of the company or an individual, with any employee of the Buyer or any third person introduced by such employee. The Seller shall compensate as much as twice of the direct or indirect losses incurred by the Buyer by such reason, and shall be liable for the liquidated damages as of 20% of the amount of this Contract per breach (up to RMB 1,000,000).
12.2 The integrity report method for the Buyer: Supervision Committee of CHINA SUNERGY (NANJING) CO., LTD. 025-52766726 (Fax) yunie.cheng@chinasunergy.com.

13. Prohibition of commercial fraud
If the Buyer/Seller breaches the principle of honesty by providing to the Buyer/ Seller false registration materials,  false certificates of qualification or false information, or by hiding the truth to deceive the Buyer/Seller or the end user, it shall be liable for the liquidated damages as of 20% of the amount of this Contract (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by the Buyer/Seller according to other provisions hereunder.

14. Dispute resolution
Any and all disputes arising from validity, performance and interpretation and so on of the Contract shall first be resolved by the parties through amicable consultation. In case no settlement can been reached through consultation, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Buyer is located.  All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

15. Effective and miscellaneous
15.1 The Contract shall take effect upon signature and seal by both parties. The printed text of the content hereof shall prevail. In case of any modification, the parties hereto shall confirm the modified text by signature and seal. In case the contract text covers more than one page, seal on the perforation shall be affixed to such pages.

15.2 The Contract is in duplicate, with each party holding one counterpart respectively. The two counterparts shall have the same legal effect. The parties hereto shall send the original contract text to each other within three working days as of the date hereof. The fax copy shall have the same effect as the original.
15.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which shall have the same legal effect as the Contract.

The Seller: CEEG (Nanjing) Semiconductor Material Co., Ltd. /Seal/	The Buyer: China Sunergy (Nanjing) Co., Ltd. (special seal for contract) /Seal/
Authorized agent:	Contact:
Date:	Date:

Purchase Contract

Contract No.: CG120080255
Signing Place: Jiangning District, Nanjing
Signing Date: 29-7-2008
The Seller: CEEG (Nanjing) Semiconductor Material Co., Ltd.	The Buyer: China Sunergy (Nanjing) Co., Ltd.
Address: No. 6 Shuige Road, Jiangning Economy and Technology Development Zone, Nanjing	Address: No. 123 West Focheng Road, Jiangning Economy and Technology Development Zone, Nanjing
Postal code: 211100	Postal code: 211100
Legal representative: Gao Zhengfei	Legal representative: Lu Tingxiu
Authorized agent:	Contact:
Tel: 025-52095976	Tel: 025-52766620
Fax: 025-52095953	Fax: 025-52766882

Through amicable consultation, the two parties hereof supplement the contract numbered CG12008029, which has been executed and effective, as follows:

1. Quantity: the quantity of monocrystalline 125 wafer supplied under the original contract: 200000 pieces. Now both parties hereof agree to increase the supply quantity under the original contract to about 290000 pieces (subject to the quantity actually delivered).

2. Other terms shall refer to CG120080209.

3. This agreement shall come into effect upon signature and seal by both parties. The Contract is in duplicate, with each party holding one counterpart respectively. The fax copy shall have the same effect as the original.

The Seller: CEEG (Nanjing) Semiconductor Material Co., Ltd. /Seal/	The Buyer: China Sunergy (Nanjing) Co., Ltd. (special seal for contract) /Seal/
Authorized agent:	Contact:
Date:	Date: